Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contact:	Michael Smith
Senior Vice President and CFO
Cobra Electronics Corporation
773-804-6281
msmith@cobra.com

Media Contact:	John Waelti
Financial Relations Board
312-640-6760
jwaelti@financialrelationsboard.com

COBRA ELECTRONICS REPORTS IMPROVED FIRST QUARTER RESULTS

Increased Sales and Reduced Operating Loss

CHICAGO, IL – APRIL 28, 2006 – Cobra Electronics Corporation (NASDAQ: COBR), a leading global manufacturer of mobile communications and navigation products, today announced its results for its first quarter ended March 31, 2006. The company reported a 31.2 percent increase in sales, to $25.3 million from $19.3 million in the first quarter of 2005. The company reported a first quarter net loss of $1.1 million, or $0.17 per fully diluted share, compared to a net loss in the prior year, absent certain non-operating gains, of $1.4 million, or $0.21 per fully diluted share. Cobra also maintained its strong financial position, ending the first quarter with no interest-bearing debt.

“Cobra’s sales increase in the first quarter reflected improved sales of mobile navigation products, including the NAV ONETM 4000 and NAV ONE 4500,” said Jim Bazet, Cobra’s President and Chief Executive Officer. “Last year, sales of mobile navigation products were hurt by high return rates and the costs of promotional programs due to unfulfilled holiday expectations of our customers. This year, our retail customers continued to purchase products in the first quarter, reflecting strong sell-through of our mobile navigation products to the consumer. Our results for the first quarter also reflect continued strong performance in radar detection, as our newest line of 12 Band radar detectors began shipping to customers. Additionally, two-way radio sales for the first quarter exceeded those of last year in spite of production delays on our newest lithium ion battery powered radios that have since been resolved.”

In the first quarter of 2006, Cobra’s gross margin declined to 19.8 percent from 21.7 percent in the prior year’s first quarter. This decline was attributable primarily to charges related to the obsolescence of certain intellectual property owned by Cobra as the company acquired new software to support future mobile navigation products. In discussing the decline in gross

Cobra First Quarter Results – 2

margins, Mr. Bazet noted, “During the first quarter, Cobra licensed mobile navigation source code and other intellectual property from TeleAtlas North America, Inc., a leading supplier of digital maps and navigation products. This software, and the related intellectual property, will provide Cobra with cutting-edge capabilities as we launch new mobile navigation products, beginning with the NAV ONE 2500 which is set for introduction late in the second quarter of this year. In light of our decision to move to this new platform, we have determined that certain software that was developed in concert with the launch of our handheld products in 2003 will not be used in our future mobile navigation products since consumers are expecting greater functionality at a lower cost than could be supported by this older platform.” Gross margins in the first quarter also were affected by the delay in the launch of the lithium ion two-way radios, which are anticipated to be a profitable addition to the Cobra product line, and by the sale of older models of two-way radios in Europe at a lower profit as newer models are set to be launched.

Selling, general and administrative expenses increased to $6.6 million in the first quarter from $6.3 million in the prior year. This increase in expenses was driven primarily by the increase in sales as compared to the first quarter of the prior year and the associated variable selling expenses. Additionally, general and administrative expenses increased due to fees for professional services, including consulting assistance associated with ensuring that Cobra complies with the requirements of the Sarbanes-Oxley Act, and legal fees associated with a trademark opposition proceeding.

Cobra maintained its strong balance sheet position during the first quarter. The company had no interest-bearing debt as of March 31, 2006, the same position as one year earlier, and $10.2 million in cash, as compared to $6.0 million one year earlier. Inventory at the end of the first quarter increased to $24.7 million from $22.5 million the prior year. Accounts receivable at the end of the quarter were $24.3 million, increasing from $16.2 million one year earlier. Net book value per share as of March 31, 2006 increased to $10.81 from $10.17 one year ago.

Mr. Bazet also provided the company’s outlook for the second quarter of 2006, and reaffirmed the guidance previously provided for the year. “Cobra is forecasting that both revenue and net income in 2006 will exceed those of 2005, absent the non-recurring events from last year. We are also forecasting year-over-year increases in both revenue and net income for the second quarter of 2006.”

Cobra will be conducting a conference call on April 28, 2006 at 11:00 a.m. EST to discuss first quarter results as well as its current strategies and outlook. The call can also be accessed live or through replay via the Internet at http://www.cobra.com.

About Cobra Electronics

Cobra Electronics is a leading global manufacturer of communication and navigation products, with a track record of delivering innovative and award-winning products. Building upon its leadership position in the GMRS/FRS two-way radio, radar detector and citizens band industries, Cobra identified new growth opportunities and has aggressively expanded into the GPS, mobile navigation and marine markets over the last several months. The Consumer Electronics Association, Forbes and Deloitte & Touche have all recently recognized Cobra for the company’s innovation and industry leadership. To learn more about Cobra Electronics, please visit the Cobra site at www.cobra.com.

Cobra First Quarter Results – 3

Safe Harbor

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to risks and uncertainties. Actual results may differ materially from these expectations due to factors such as the acceptance of Cobra’s new and existing products by customers, the continued success of Cobra’s cost containment efforts and the continuation of key distribution channel relationships. Please refer to Cobra’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for a more detailed discussion of factors that may affect Cobra’s performance.

Cobra First Quarter Results – 4

Condensed Consolidated Statements of Earnings

(in thousands, except per share amounts, unaudited)

	For the Three Months Ended
	March 31, 2006	March 31, 2005
Net sales	$25,307	$19,290
Cost of sales	20,285	15,107

Gross profit	5,022	4,183
Selling, general and administrative expenses	6,588	6,331

Operating loss	(1,566)	(2,148)
Other income (expense):
Interest expense	(34)	(25)
Other, net	(62)	9,121

Earnings (loss) before taxes	(1,662)	6,948
Tax provision (benefit)	(535)	1,281

Net Earnings (loss)	$(1,127)	$5,667

Net earnings (loss) per common share:
Basic	$(0.17)	$0.88
Diluted	$(0.17)	$0.86

Weighted average shares outstanding:
Basic	6,489	6,445
Diluted	6,778	6,569

Cobra First Quarter Results – 5

Condensed Consolidated Balance Sheets

(in thousands, unaudited)

	March 31, 2006	December 31, 2005	March 31, 2005
ASSETS:
Current assets:
Cash	$10,196	$6,704	$5,983
Accounts receivable, net	24,333	28,710	16,208
Inventories, net	24,663	21,837	22,540
Other current assets	10,141	14,225	22,706

Total current assets	69,333	71,476	67,437
Net property, plant and equipment	6,642	6,898	6,737
Total other assets	14,413	14,548	11,436

Total assets	$90,388	$92,922	$85,610

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities:
Accounts payable	$8,065	$5,292	$5,187
Accrued liabilities	4,910	8,239	5,950

Total current liabilities	12,975	13,531	11,137

Non-current liabilities:
Deferred taxes	1,592	1,691	2,788
Deferred compensation	5,286	5,062	5,774
Other long-term liabilities	382	386	396

Total non-current liabilities	7,260	7,139	8,958

Total shareholders’ equity	70,153	72,252	65,515

Total liabilities and shareholders’ equity	$90,388	$92,922	$85,610

Cobra First Quarter Results – 6

COBRA ELECTRONICS CORPORATION

Reconciliation of Adjusted Net Loss to GAAP Pretax Income

For the Three Months Ending March 31, 2005

(Dollars in Thousands)

Pretax Earnings	$6,948
Gain on Insurance	(7,244)
Gain on Sale of Land	(1,916)

Adjusted Pretax Loss	(2,212)
Tax Benefit	(856)

Adjusted Net Loss	($1,356)

Note:	Management believes that presentation of the adjusted net loss provides a useful basis for comparison of first quarter 2006 results to prior periods.